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                                                                   Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


        We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated July 2, 1996 relating to the financial statements of Dataflex Corporation, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended March 31, 1996 listed under
Schedule II when such schedule is read in connection with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the references to us under the headings "Experts" in such Prospectus.






PRICE WATERHOUSE LLP



Tampa, Florida
May 6, 1997